EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

SALARLUX PARENT S.À.R.L.,
SALAR INVEST AS

and

ZOETIS INC.

Dated
as of
November 2, 2015

TABLE OF CONTENTS
Article I

DEFINITIONS
Section 1.1 Definitions
Section 1.2 Interpretation
Section 1.3 Schedules
Article II

SALE AND PURCHASE
Section 2.1 Purchase and Sale
Article III

PURCHASE PRICE
Section 3.1 Purchase Price
Section 3.2 Closing Purchase Price.
Section 3.3 Post-Closing Adjustment
Section 3.4 Interest
Section 3.5 Withholding.
Article IV

CLOSING
Section 4.1 Closing
Section 4.2 Sellers Actions and Deliverables at the Closing
Section 4.3 Purchaser Deliverables at the Closing
Section 4.4 Payment Mechanics
Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 5.1 Authority; Enforceability
Section 5.2 Non-Contravention; Consents
Section 5.3 The Shares
Section 5.4 Organization; Subsidiaries
Section 5.5 Financial Statements
Section 5.6 Financial Statement Preparation; No Undisclosed Liabilities
Section 5.7 Position Since Reference Date
Section 5.8 Compliance with Applicable Laws
Section 5.9 Insurance
Section 5.10 Contracts
Section 5.11 Litigation
Section 5.12 Intellectual Property
Section 5.13 Real Property
Section 5.14 Leased Property
Section 5.15 Personal Property
Section 5.16 Employment Matters
Section 5.17 Labor Matters
Section 5.18 Employee Benefits
Section 5.19 Taxes
Section 5.20 Brokers and Finders

Section 5.21 Environmental Matters
Section 5.22 Suppliers and Customers
Section 5.23 Related Party Transactions
Section 5.24 Regulatory Compliance
Section 5.25 Anti-Bribery Matters
Section 5.26 No Further Representations or Warranties.
Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 6.1 Authority; Enforceability
Section 6.2 Non-contravention; Consents
Section 6.3 Organization
Section 6.4 Litigation
Section 6.5 Availability of Funds
Section 6.6 Investigation
Section 6.7 Brokers and Finders
Section 6.8 No Further Representations or Warranties
Article VII

COVENANTS
Section 7.1 Conduct of the Business
Section 7.2 Termination of Agreements
Section 7.3 Further Assurances
Section 7.4 Solicitation
Section 7.5 Confidentiality
Section 7.6 Notice of Developments
Section 7.7 Access to Properties, Books and Records
Section 7.8 Seller Representative
Section 7.9 Consents
Section 7.10 Post-Closing Shareholder Meeting.
Section 7.11 Seller AS Shares.
Section 7.12 Bonds.
Section 7.13 Payoff Letters.
Section 7.14 Termination of Swaps.
Article VIII

CONDITIONS TO CLOSING
Section 8.1 Mutual Conditions
Section 8.2 Conditions of Purchaser
Section 8.3 Conditions of Sellers
Section 8.4 Waiver of Conditions
Article IX

TERMINATION
Section 9.1 Termination
Section 9.2 Effect of Termination
Article X

SURVIVAL
Section 10.1 Survival
Section 10.2 Cap on Liability

Article XI

MISCELLANEOUS
Section 11.1 Announcements
Section 11.2 Assignment
Section 11.3 Specific Performance
Section 11.4 Costs and Expenses; Taxes
Section 11.5 Notices
Section 11.6 Entire Agreement
Section 11.7 Waivers
Section 11.8 Counterparts
Section 11.9 Amendments
Section 11.10 Severability
Section 11.11 Third Party Beneficiaries
Section 11.12 Governing Law
Section 11.13 Dispute Resolution
Section 11.14 Privilege; Counsel

Schedules
Schedule A:    Accounting Principles
Schedule B-1:    Option Exercise Agreement (Option Holder 1)
Schedule B-2:     Option Exercise Agreement (Option Holder 2)
Schedule C:     Share Ownership
Schedule D:     Seller Allocation Schedule
Schedule E:    Forms of Releases under ManagementCo Investment Agreement and Investment Agreement

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT, dated as of November 2, 2015 (this “Agreement”), by and among SalarLux Parent S.à.r.l., a Luxembourg limited liability company (societé à responsabilité limitée) (“Seller S.à.r.l.”), Salar Invest AS, a Norwegian limited liability company (“Seller AS” and together with Seller S.à.r.l., the “Sellers” and each a “Seller”) and Zoetis Inc., a Delaware corporation (the “Purchaser”).
WHEREAS, the Sellers own all of the issued share capital (the “Shares”) of Salar Topco AS, a Norwegian limited liability company (the “Company”);
WHEREAS, concurrently with the execution of this Agreement, each of Option Holder 1 and Option Holder 2 has entered into an Option Exercise Agreement with the Sellers, the Company, PHARMAQ AS and the Purchaser, which agreements are attached hereto as Schedule B-1 and Schedule B-2, respectively (collectively, the “Option Exercise Agreements”);
WHEREAS, the Sellers and certain shareholders of Seller AS (each, a “Specified AS Shareholder”) have executed and delivered irrevocable undertaking letters addressed to the Sellers, the Purchaser and PHARMAQ AS setting forth certain obligations in respect of the transactions contemplated by this Agreement (collectively, the “Seller AS Shareholders Letters”);
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, each Specified AS Shareholder has entered into a voting agreement with the Purchaser in connection with the Proposed Transaction; and
WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Shares on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Article I
DEFINITIONS

Section 1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, when used in this Agreement, shall have the following meanings:
(a)    “Accounting Principles” shall have the meaning set forth in Schedule A;
(b)    “Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in the case of any Target Company and the Sellers, the term “Affiliate” shall not include Permira Debt Managers Limited and its Portfolio Companies and Portfolio Companies of Seller S.à.r.l. or its Affiliates;
(c)    “Authorization” shall mean any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;
(d)    “Benchmark Time” shall mean the time immediately preceding the Closing on the Closing Date and, except as expressly provided in this Agreement, amounts to be estimated or calculated as of the Benchmark Time shall be estimated or calculated before taking into account the Proposed Transaction, including the actions contemplated by Sections 4.3(c), 7.13 and 7.14;
(e)    “Bond Loan Agreement” shall mean the Bond Loan Agreement, dated 28 March 2014, between Salar BidCo AS (the predecessor entity of PHARMAQ Holding AS) and Norsk Tillitsmann ASA (later renamed to Nordic Trustee ASA) on behalf of the Bondholders regarding the bond issue FRN PHARMAQ Senior Secured Callable Bond Issue 2014/2019;
(f)    “Bond Repayment Amount” shall mean NOK 15,500,000;
(g)    “Bondholders” shall mean all of the holders of the Bonds;
(h)    “Bonds” shall mean all of the debt instruments issued by PHARMAQ Holding AS (formerly Salar BidCo AS) under the Bond Loan Agreement;
(i)    “Business Day” shall mean a day other than a Saturday or Sunday or public holiday in New York or Norway, on which banks are open in New York and Norway for general commercial business;
(j)    “Business IP” shall mean the Owned IP and all other Intellectual Property Rights used by the Target Companies in the conduct of their respective businesses;
(k)    “Cash” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, the cash, bank deposits, cash equivalents and short-term marketable investments of the Target Companies determined in accordance with the Accounting Principles; provided, however, that Cash shall be calculated net of (i) checks held by PHARMAQ SU Ürünleri TLC Ltd received from customers but not yet presented to any bank and (ii) cash balances held in a separate bank account required by PHARMAQ AS and PHARMAQ Analytiq AS to guarantee their liabilities for employee Tax withholdings, which, in each of (i) and (ii), shall be included in Net Working Capital;
(l)    “Closing” shall mean completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;
(m)    “Company” shall have the meaning set forth in the recitals to this Agreement;
(n)    “Company Material Adverse Effect” shall mean any effect, fact, circumstance, occurrence, change or event that (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement by the Sellers or the Company or (ii) has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole; provided, that for purposes of clause (ii), in determining whether any effect, fact, circumstance, occurrence, change or event has had or would reasonably be expected to have a Company Material Adverse Effect, any effect, fact, circumstance, occurrence, change or event to the extent resulting from, relating to or arising out of any of the following shall be disregarded: (A) changes in economic conditions in any of the markets, industries or geographical areas in which any of the Target Companies operate (except to the extent that such changes disproportionately adversely impact the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate); (B) any change in the financial, credit, banking, currency or capital markets in general in any country in which any of the Target Companies operate (except to the extent that such changes disproportionately adversely impact the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate) or changes in currency exchange rates or interest rates or currency fluctuations; (C) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (D) changes in Law or in IFRS or other accounting requirements or principles imposed upon the Target Companies, including, in each case, the interpretations thereof; (E) any actions taken, or failures to take action, as expressly contemplated or required by this Agreement or to which the Purchaser has consented in writing; (F) any failure in and of itself to meet any internal Target Company forecasts or projections (but not the facts or circumstances underlying or giving rise to such failure unless otherwise excluded pursuant to another clause of this definition) or (G) the announcement of the sale of the Company, the pendency or consummation of the transactions contemplated by this Agreement, or the announcement or the taking of any action contemplated by this Agreement, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Target Companies, and including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees;
(o)    “Company Personnel” shall mean directors, officers, or employees of any Target Company;
(p)    “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated August 25, 2015, between PHARMAQ Holding AS and the Purchaser;
(q)    “Contracts” means any legally binding written or oral agreement, contract, commitment, arrangement, lease, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any benefit plans of the Target Companies;
(r)    “Currency Measurement Date” means November 9, 2015, provided, that if the Closing does not occur on November 10, 2015, “Currency Measurement Date” means the Business Day prior to the date of the Closing.
(s)    “Default Interest” shall mean LIBOR plus 500 basis points per annum;
(t)    “Disclosure Letter” shall mean the letter from the Sellers to the Purchaser delivered concurrently with the signing of this Agreement;
(u)    “Encumbrance” shall mean any mortgage, lien, pledge, charge, right of first refusal or offer, preemptive right, grant of proxy, encumbrance, option to purchase, or any other security interest or rights of third parties or any agreement to create any of the foregoing;
(v)    “Environmental Law” shall mean any Law relating to the pollution or protection of the environment or natural resources, or, as it pertains to exposure to Hazardous Substances, the protection of human health or safety;

(w)    “Estimated Cash” shall mean the Sellers’ good faith estimate of Cash as of the Benchmark Time;
(x)    “Estimated Indebtedness” shall mean the Sellers’ good faith estimate of Indebtedness as of the Benchmark Time;
(y)    “Estimated Net Working Capital” shall mean the Sellers’ good faith estimate of Net Working Capital as of the Benchmark Time;
(z)    “Estimated Transaction Expenses” shall mean the Sellers’ good faith estimate of Transaction Expenses;
(aa)    “Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1, 5.3, 5.4(a), 5.4(e)(i), 5.4(f)(i) and 5.20;
(bb)    “Governmental Authority” shall mean any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority, including the European Union;
(cc)    “Hazardous Substance” shall mean any substance, material or hazardous waste that is controlled, regulated, classified or otherwise governed by any Environmental Law as hazardous, toxic or words of similar import;
(dd)    “IFRS” shall mean the International Financial Reporting Standards, and the interpretations thereto, as promulgated by the International Accounting Standards Board;
(ee)    “Indebtedness” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services, including earnouts and “seller notes” payable with respect to the acquisition of any business, assets or securities (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (ii) other indebtedness that is evidenced by a note, bond, debenture, draft or similar debt instrument; (iii) all obligations as lessee under capital leases (as determined pursuant to the Accounting Principles); (iv) letters of credit to the extent drawn; (v) all income-related Tax liabilities included under the items entitled “Tax Payable” net of all income related Tax assets set forth in “Prepaid Corporate Income Tax”, in each case as referenced in the column “Indebtedness” in the Reference Balance Sheet (recognizing that this net amount may be positive or negative) (it being understood that the amounts referred to in this subsection (v) will be measured as of the Benchmark Time); (vi) NOK 23,000,000 representing the parties’ accounting for all pension and post-retirement benefit liabilities; (vii) any accrued interest and prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment, related to any of the foregoing clauses (i) through (iv) on the Closing Date; (viii) the Bond Repayment Amount; (ix) obligations of the Target Companies in respect of interest rate swaps, hedges or similar arrangements, including swaps, hedges or similar arrangements relating to foreign exchange, and (x) the Severance Payments; provided, that in no event will Indebtedness include: (a) any prepayment penalties, premiums or breakage costs in respect of the foregoing clauses (i) through (iv) which do not become payable on Closing and any prepayment penalties, premiums or breakage costs in respect of the Bonds other than the Bond Repayment Amount; (b) indebtedness incurred by any Target Company that is owed to another Target Company to the extent settled or eliminated in consolidation, (c) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities or (d) any amount that is deducted from the Purchase Price as a Transaction Expense or included as a current liability in the determination of Net Working

Capital; and provided, further that Indebtedness shall be determined net of the amount in respect of deferred tax assets as set forth on Schedule 1.1(ee);
(ff)    “Intellectual Property Rights” shall mean intellectual property rights arising under the Laws of any jurisdiction throughout the world, including rights in: (i) patents, patent applications, invention disclosures and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions, reexaminations and renewals of such patents and applications (“Patents”); (ii) confidential or proprietary trade secrets, know-how and other information, including financial, business or technical information, specifications, inventions, processes, formulas, models, methodologies, techniques, plans and projections, customer, vendor and other business partner information, results, clinical data, chemistry manufacturing and controls data and other data; (iii) trademarks, service marks, trade names, brand names, logos, trade dress, and all registrations and applications for registration of such trademarks (“Trademarks”); (iv) Internet domain names (“Domain Names”) and (v) copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”);
(gg)    “Investment Agreement” shall mean the Investment Agreement by and among Seller S.à.r.l., Seller AS, the Company, Salar MidCo AS, PHARMAQ Holding AS and certain management individuals signatory thereto, dated as of May 31, 2013;
(hh)    “Knowledge of the Company” shall mean the actual knowledge, after due and reasonable inquiry, of the individuals set forth on Schedule 1.1(hh) of the Disclosure Letter;
(ii)    “Law” shall mean any law, statute, common law, rule or regulation, and any judgment or order of any Governmental Authority;
(jj)    “ManagementCo Investment Agreement” shall mean the ManagementCo Investment Agreement by and among Seller S.à.r.l., Seller AS, the Company, Northern Trust Fiduciary Services (Guernsey) Limited, and certain management individuals and entities signatory thereto, dated as of May 31, 2013;
(kk)    “Net Working Capital” is defined in and shall be calculated as set forth on Schedule A;
(ll)    “Net Working Capital Overage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is greater than (ii) the Target Net Working Capital;
(mm)    “Net Working Capital Underage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is less than (ii) the Target Net Working Capital;
(nn)    “NOK/USD Exchange Rate” means the NOK to USD spot exchange rate quoted by Bloomberg on the “Bloomberg FX Fixings USD/NOK” page at 9:00 a.m. New York City time on the Currency Measurement Date;
(oo)    “Nordic Trustee” shall mean Nordic Trustee ASA, a public limited liability company incorporated under the law of Norway with registration number 963 342 624 and with its registered address at Haakon VII g 1, 0161 Oslo, Norway;
(pp)    “Option Agreements” shall mean the option agreements listed on Schedule 1.1(pp) of the Disclosure Letter;

(qq)    “Option Exercise Price” shall mean NOK 8,000,000 consisting of the aggregate exercise price relating to options granted by the Company in accordance with the Option Agreements to (i) Option Holder 1 to purchase 4,423,624 shares of Seller AS at an exercise price of NOK 0.678177 per share and (ii) Option Holder 2 to purchase 7,716,026 shares of Seller AS at an exercise price of NOK 0.648002 per share (the “Option Holder 2 Options”);
(rr)    “Option Holder 1” shall mean the individual set forth under the heading “Option Holder 1” on Schedule 1.1(rr) of the Disclosure Letter;
(ss)    “Option Holder 2” shall mean the individual set forth under the heading “Option Holder 2” on Schedule 1.1(ss) of the Disclosure Letter;
(tt)    “Option Tax Deduction Value” shall mean NOK 3,300,000, to the extent the Option Exercise Agreement with Option Holder 2 is exercised in accordance with its terms;
(uu)    “Owned IP” shall mean the Intellectual Property Rights owned by the Target Companies;
(vv)    “Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Schedule 1.1(vv) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable or that are being contested in good faith by appropriate proceedings; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Target Companies’ assets in the conduct of its business as presently conducted; (vi) easements, covenants, rights-of-way and other similar restrictions of public record that would not, individually or in the aggregate, materially impair the value of or continued use and operation of the assets to which they relate; (vii) any conditions that may be shown by a current, accurate survey or physical inspection of any real property made prior to Closing that would not, individually or in the aggregate, materially impair the value of or continued use and operation of the assets to which they relate; (viii) licenses of and other grants of rights to use Intellectual Property Rights and (ix) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Target Companies have easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (ix), individually or in the aggregate, materially impair the value of or the continued use and operation of real property used in the conduct of the business of the Target Companies as presently conducted;
(ww)    “Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;
(xx)    “PHARMAQ Group” shall mean PHARMAQ Holding AS and its Subsidiaries;
(yy)    “Portfolio Company” shall mean portfolio companies (as such term is commonly understood in the private equity industry) of Seller S.à.r.l. or its Affiliates where Seller S.à.r.l. or its Affiliates “control” (as such term is defined in the definition of Affiliate) such portfolio company

(zz)    “Pre-Closing Delivery Date” means November 6, 2015, provided, that if the Closing does not occur on November 10, 2015, “Pre-Closing Delivery Date” means the date that is two (2) Business Days prior to the then-scheduled Closing Date;
(aaa)    “Proposed Transaction” shall mean the transactions contemplated by this Agreement;
(bbb)    “Purchaser Disclosure Letter” shall mean the letter from the Purchaser to the Sellers delivered concurrently with the signing of this Agreement;
(ccc)    “Purchaser Fundamental Representations” shall mean the representations and warranties set forth in Sections 6.1 and 6.7;
(ddd)    “Reference Balance Sheet” shall have the meaning set forth in Schedule A;
(eee)    “Reference Date” shall mean December 31, 2014;
(fff)    “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment;
(ggg)    “Representatives” shall mean, in relation to a Person, its respective controlled Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective controlled Affiliates;
(hhh)    “Seller AS Shareholder Authorization” means the resolution to be adopted by the general meeting of shareholders of Seller AS approving the sale of the Seller AS Shares as contemplated by this Agreement, provided that such resolution shall be adopted with the vote by or on behalf of shareholders representing at least two-thirds of (i) the share capital of Seller AS and (ii) the votes cast at such general meeting of shareholders;
(iii)    “Seller AS Shares” shall mean the 7,706,299 shares of Seller AS held by the Company;
(jjj)    “Severance Payments” shall mean the amount of any severance payable as set forth on Schedule 1.1(jjj) of the Disclosure Letter net of the amount of the Tax benefit accruing to the Target Companies as accounted for by the parties as set forth on Schedule 1.1(jjj) of the Disclosure Letter;
(kkk)    “Target Companies” shall mean the Company and all of its Subsidiaries, and “Target Company” shall mean any of them;
(lll)    “Target Net Working Capital” shall have the meaning set forth on Schedule A;
(mmm)    “Tax” or “Taxation,” shall mean (a) any taxes on gross or net income, profits or gains and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings in the nature of a tax imposed by any Governmental Authority, including any excise, property, real property, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability or as a result of having been included in any Tax Return filed on a consolidated, combined, affiliated, unitary or other group basis, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;
(nnn)    “Tax Authority” shall mean any Governmental Authority competent to impose any Tax, or assess or collect any Tax;

(ooo)    “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form, or other document filed or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax; and
(ppp)     “Transaction Expenses” shall mean, in each case, solely to the extent not paid prior to or at the Closing whether or not billed or accrued for, without duplication, the sum of (i) all amounts that are payable by any Target Company to (x) counsel to the Target Companies or the Sellers and (y) all other transaction advisors engaged by the Target Companies or the Sellers, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the Proposed Transaction, in the case of each of clauses (x) and (y) for services rendered through the Closing Date; (ii) all amounts that are payable by any of the Target Companies to Company Personnel or consultants triggered solely as a result of the execution of this Agreement or the consummation of the Proposed Transaction or termination of employment thereafter or otherwise related to the consummation of the Proposed Transaction, including any fees, costs and expenses or payments related to any transaction bonus or change-of-control payment made to any Company Personnel or consultants or any of their respective Affiliates (including the employer portion of any payroll, social security, unemployment or similar Taxes); (iii) all amounts that are or will become payable to any Seller or Affiliates of any Seller by any Target Company as a result of the execution of this Agreement or the consummation of the Proposed Transaction; provided, that, Transaction Expenses shall not include (A) any amounts deducted from the Purchase Price as Indebtedness, (B) any amounts included as current liabilities in the calculation of Net Working Capital, (C) any fees or expenses incurred by the Purchaser in connection with the Proposed Transaction whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Purchaser), (D) any amounts paid prior to the Closing by the Sellers or their Affiliates (other than the Target Companies) or (E) the agreement set forth on Schedule 1.1(ppp).
Section 1.2    Interpretation. In this Agreement, unless the context otherwise requires:
(a)    headings do not affect the interpretation of this Agreement;
(b)    references to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(c)    references to “euros,” “EUR” or “€” are references to the lawful currency of the member states of the European Union; references to “dollars,” “USD” or “$” are references to the lawful currency of the United States; and references to “Kroner” or “NOK” are references to the lawful currency of the Kingdom of Norway;
(d)    any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; the word “or” shall not be exclusive; words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; and all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require;
(e)    the words “hereof,” “hereby,” “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

(f)    disclosure of any matter in any Schedule included in the Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other sections of the Disclosure Letter or the Purchaser Disclosure Letter, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty corresponding to such other section(s). The inclusion of any item in the Disclosure Letter or the Purchaser Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
Section 1.3    Schedules. The Schedules (including the annexes thereto), the Disclosure Letter (including the annexes thereto) and the Purchaser Disclosure Letter comprise schedules and exhibits to this Agreement and form part of this Agreement.

ARTICLE II

SALE AND PURCHASE
Section 2.1    Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase the number of Shares from each of the Sellers as set forth on Schedule C hereto, which Shares collectively constitute, and as of the Closing Date will constitute, one hundred percent (100%) of the outstanding share capital or other equity interests in the Company, and the Sellers agree to sell and transfer such Shares to the Purchaser, free and clear of all Encumbrances, other than Encumbrances arising under applicable corporation or securities Law, due to the status of the Purchaser or from any actions taken by the Purchaser. Seller S.à.r.l. further agrees to use its reasonable best efforts to procure and cause the sale by Seller AS of the Shares contemplated to be sold hereunder by Seller AS on the terms and subject to the conditions set forth herein. In the event both Sellers are obligated hereunder to consummate such purchase and sale of the Shares and Seller AS does not timely consummate such purchase and sale in accordance with the terms of this Agreement, Seller S.à.r.l, in its capacity as shareholder of the Company, as Seller Representative or otherwise, shall assist and cooperate with, and take all actions reasonably requested by, the Purchaser to seek to cause Seller AS’s compliance with its obligations hereunder, including using its reasonable best efforts to take actions (or cause action to be taken) or enforce rights (or cause rights to be enforced) under the Investment Agreement and/or the ManagementCo Investment Agreement or other applicable Contracts or Law (including commencing and prosecuting litigation). Notwithstanding the foregoing, in no event shall the Purchaser be required to consummate the purchase of Shares from any individual Seller unless it is consummating the purchase of all Shares from all of the Sellers. Each Seller hereby irrevocably waives any preemptive right, right of first refusal or similar right in respect of the Shares, including any associated notice related thereto, whether arising under Law, Contract or otherwise.

ARTICLE III

PURCHASE PRICE
Section 3.1    Purchase Price. The aggregate purchase price for the Shares shall be equal to, without duplication: (a) $765,000,000, (b) plus the Net Working Capital Overage (if any), (c) minus the Net Working Capital

Underage (if any), (d) minus Indebtedness as of the Benchmark Time, (e) minus Transaction Expenses (if any), (f) plus Cash as of the Benchmark Time, (g) plus the sum of the Option Exercise Price and the Option Tax Deduction Value (the amount calculated pursuant to this sentence, the “Purchase Price”).
Section 3.2    Closing Purchase Price.
(a)    On the Pre-Closing Delivery Date, the Sellers shall prepare and the Seller Representative shall deliver to the Purchaser a statement (the “Closing Purchase Price Statement”), setting forth (i) the Estimated Net Working Capital, (ii) the Estimated Indebtedness, (iii) the Estimated Cash and (iv) the Estimated Transaction Expenses, together with reasonable supporting detail and documentation. On the Currency Measurement Date the Sellers shall deliver to the Purchaser the Sellers’ good faith calculation of the Purchase Price as of the Closing Date (with the NOK-denominated amounts specified in clauses (b) through (g) of the definition of Purchase Price converted to dollars at the NOK/USD Exchange Rate (with respect to clause (e), if not already specified in USD)) and reconverting any exchanges estimated in Schedule A as of the Currency Measurement Date as contemplated thereby (such calculation, the “Closing Purchase Price”). The Closing Purchase Price Statement shall be accompanied by a certificate of the Company’s Chief Financial Officer stating that the Closing Purchase Price Statement has been prepared in accordance with this Agreement, including the Accounting Principles.
(b)    The Purchaser and its Representatives shall have a reasonable opportunity to review and to discuss with the Seller Representative and its Representatives the Closing Purchase Price Statement and the Seller Representative and its Representatives shall reasonably assist the Purchaser and its Representatives in their review of the Closing Purchase Price Statement.
(c)    The Seller Representative shall consider in good faith any comments or objections to any amounts set forth on the Closing Purchase Price Statement notified to it by the Purchaser prior to the Closing and if, prior to the Closing, the Seller Representative and the Purchaser agree to make any modification to the Closing Purchase Price Statement, then the Closing Purchase Price Statement as so modified shall be deemed to be the Closing Purchase Price Statement for purposes of calculating the Closing Purchase Price. If the Purchaser and the Seller Representative fail to agree upon the amounts set forth in the Closing Purchase Price Statement at least two (2) days prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing Date shall proceed on November 10, 2015 at the agreed upon time (or at such time and on such date as otherwise contemplated by Section 4.1 hereof) and the Closing Purchase Price set forth in the Closing Purchase Price Statement delivered by the Seller Representative shall be paid at the Closing.
Section 3.3    Post-Closing Adjustment.
(a)    As promptly as practicable following the Closing and in no event later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver a statement (the “Post-Closing Statement”), setting forth the Purchaser’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Transaction Expenses (the “Preliminary Transaction Expenses”), (iv) Cash as of the Benchmark Time (the “Preliminary Cash”), and (v) the resulting calculation of the Purchase Price (such calculation the “Preliminary Purchase Price Amount”), together with reasonable supporting detail and documentation. The Post-Closing Statement shall be accompanied by a certificate of the Chief Financial Officer or other senior officer of the Purchaser stating that the Post-Closing Statement has been prepared in accordance with this Agreement, including the Accounting Principles.
(b)    Upon receipt of the Post-Closing Statement, the Seller Representative shall have forty-five (45) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary

Net Working Capital, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Cash and the resulting Preliminary Purchase Price Amount. In connection with the review of the Post-Closing Statement, the Purchaser shall give, and shall cause the Target Companies and its and the Target Companies’ Affiliates to cooperate with and give, to the Seller Representative and its Representatives, reasonable access to the relevant books and records of the Target Companies and the personnel of, and work papers used in the preparation of the Post-Closing Statement and prepared by or for, the Purchaser or the Target Companies as the Seller Representative or its Representatives may reasonably request. If the Seller Representative has accepted such Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller Representative (which objection may only be on the basis that the Post-Closing Statement or any element thereof contains computational errors or was not prepared in accordance with this Agreement, including the Accounting Principles (“Permitted Objections”)) to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 3.3(c). Any Statement of Objections given by the Seller Representative shall specify in reasonable detail each item that the Seller Representative disputes, the amount in dispute and the reasons supporting the Seller Representative’s position. The Seller Representative shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement not challenged in the Statement of Objections. In the event that the Seller Representative delivers a Statement of Objections during the Review Period, the Purchaser and the Seller Representative shall negotiate in good faith to resolve any such objection within thirty (30) days following the receipt by the Purchaser of the Statement of Objections (the “Consultation Period”). If the Seller Representative and the Purchaser are unable to reach an agreement as to any such Permitted Objections within such thirty (30) day period, then either party may submit such matter to Ernst & Young LLP, or, if such accounting firm is unable or unwilling to serve in such role, another “Big Four” independent accounting firm or other accounting firm of national standing that is not the independent auditor of either the Purchaser or any Seller that is reasonably acceptable to the Purchaser and the Seller Representative (in either case, such accountant, the “Settlement Accountant”) (provided, that, if the Purchaser and the Seller Representative cannot agree on an accountant within forty (40) days of receipt by a party of a Statement of Objections, then the American Arbitration Association shall appoint the Settlement Accountant), for resolution of the remaining disputed matters. The Settlement Accountant shall act as an expert and shall only consider those items that are identified on the Statement of Objections as in dispute unless modified during the Consultation Period. Within five (5) days of the appointment of the Settlement Accountant, the Settlement Accountant shall set a schedule for written submissions, which submissions shall be transmitted simultaneously to the Settlement Accountant and all parties. Unless otherwise directed by the Settlement Accountant, the Purchaser shall first make a written submission addressing the challenged items on the Statement of Objections, the Seller Representative shall be given an opportunity to respond to the Purchaser’s submission and, if the Seller Representative does so, the Purchaser shall be given an opportunity to respond to the Seller Representative’s response and to the extent such response by the Purchaser contains new information, material or arguments, the Seller Representative shall be given an opportunity to respond solely to such new arguments. The Settlement Accountant will have the right to request any information or ask any questions. The Settlement Accountant’s determination shall take into account the definitions of Net Working Capital, Cash, Transaction Expenses and Indebtedness contained herein. The Seller Representative and the Purchaser shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within twenty (20) days after the submission of any dispute to the Settlement Accountant. The Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement including the Accounting Principles and based solely on the submissions and supporting materials provided by the Purchaser and the Seller Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Settlement Accountant shall be borne by the Purchaser in the proportion that the aggregate NOK amount of the items that are successfully disputed by the Seller Representative (as finally determined by the Settlement Accountant) bears to the aggregate NOK amount of the items submitted to the Settlement Accountant and by the Seller Representative in the proportion that the aggregate NOK amount of the disputed items that are unsuccessfully disputed by the Seller Representative (as finally determined by the Settlement Accountant) bears to the aggregate NOK amount of the items submitted to the Settlement Accountant.
(c)    The Post-Closing Statement (i) that has become final and binding pursuant to the third sentence of Section 3.3(b) or the sixth sentence of Section 3.3(b) or (ii) as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (A) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (B) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (C) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, (D) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses and (E) the Purchase Price (with the NOK-denominated amounts specified in clauses (b) through (g) of the definition of Purchase Price converted to dollars at the NOK/USD Exchange Rate (with respect to clause (e), if not already specified in USD)) set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).
(d)    In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), the Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with the Sellers, by wire transfer of immediately available funds in the proportions set forth in the Seller Allocation Schedule, an amount equal to such Final Overage.
(e)    In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), the Sellers shall severally, but not jointly deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with the Purchaser, by wire transfer of immediately available funds based on the proportions set forth in the Seller Allocation Schedule (without regard to the deductions contemplated by the footnote included therein), an amount equal to such Final Underage.
(f)    The parties hereto agree that any adjustment as determined pursuant to this Section 3.3 shall be treated as an adjustment to the consideration for Tax purposes, except as otherwise required by Law.
Section 3.4    Interest. If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount from (but excluding) the due date to (and including) the date of actual payment, calculated on a daily basis.
Section 3.5    Withholding. Notwithstanding any provision contained herein to the contrary, the Purchaser shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Purchaser determines that any withholding described in this Section 3.5 may be required in respect of any payment to be made to any Seller under this Agreement, the Purchaser shall notify the Company and the applicable Seller of any such requirement as soon as reasonably practical after such determination is made by the Purchaser and shall cooperate in good faith with the Company and such Seller to reduce or eliminate any such withholding. As of the date hereof, the Purchaser is not aware of any requirement to withhold from payments of the Purchase Price under currently applicable Tax Law.

ARTICLE IV

CLOSING
Section 4.1    Closing.
(a)    Subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing shall take place at the offices of Wikborg, Rein & Co. Advokatfirma DA, Kronprinsesse Märthas pl. 1, Oslo, Norway at 9:00 a.m. Central European Time on November 10, 2015 or at such other date and time as the Purchaser and the Seller Representative may mutually agree in writing (such date and time, the “Closing Date”), provided, that if the Closing does not occur at the date and time otherwise called for by this Section 4.1 (the “Scheduled Date”) by virtue of the failure of the conditions set forth in Article VIII to be satisfied or waived, then the Closing shall (subject to the satisfaction or waiver (if permissible) at the Closing of such conditions) take place at 9:00 a.m. Central European Time on the third Business Day following the first day after the Scheduled Date on which such conditions are satisfied or waived (if permissible).
(b)    Notwithstanding the foregoing, in the event that as of any date on or prior to November 16, 2015 on which the Closing is scheduled to occur, all of the conditions set forth in Article VIII are satisfied or waived (if permissible) other than the condition set forth in Section 8.2(f) (which shall not be waiveable for purposes of this Section 4.1(b)), the Seller Representative shall thereupon have the right in its sole discretion (but not the obligation) to elect, by written notice given to the Purchaser on or prior to November 16, 2015, to proceed with a sale of the shares of Salar MidCo AS by the Company to the Purchaser (a “MidCo Sale”) in lieu of a sale of the Shares by the Sellers for the same Purchase Price (subject to adjustment to reflect any required changes to address the mechanics for the Option Agreements (including any related amendment to the Option Exercise Agreements)) and same terms and conditions set forth in this Agreement (other than (x) such changes as necessary in the definitions of Company (as applicable), Target Company and Shares, Section 2.1, Section 4.2(a), Section 4.3(b), Section 5.4(b) and Section 7.2 to reflect the removal of the Company as a Target Company and to effect the MidCo Sale, (y) the deletion of Section 4.2(b) and Section 7.11 and appropriate changes to account for the treatment of the Option Agreements in connection with a MidCo Sale and (z) such other changes to this Agreement and the Schedules hereto (and the annexes thereto) as are reasonably necessary to reflect the change in entity being purchased and the foregoing changes). In the event the Seller Representative timely makes such an election to effect a MidCo Sale, the Purchaser and the Seller Representative shall promptly (and in any event within seven (7) calendar days) in good faith make the necessary amendments to this Agreement (including providing for the Company to become an additional Seller) to provide for a MidCo Sale as contemplated above, it being understood and agreed that, in any such event, the provisions set forth in Section 7.4 of this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary contained herein, in no event shall the Purchaser be obligated to consummate a MidCo Sale if the closing with respect thereto shall not have occurred on or prior to November 23, 2015.
(c)    In the event that pursuant to Section 4.1(b) the Seller Representative shall have the right to elect to effect a MidCo Sale and either (i) the Seller Representative does not make a timely election or (ii) the Seller Representative makes a timely election and the closing on the MidCo Sale does not occur on or prior to November 23, 2015, then the Purchaser shall thereupon have the right (but not the obligation) to elect, by written notice given to the Seller Representative not later than January 31, 2016, to consummate the purchase of the Shares of Seller S.à.r.l. contemplated to be sold hereunder without simultaneously consummating the purchase of the Shares of Seller AS contemplated to be sold hereunder (an “Alternate Purchase and Sale”). In the event the Purchaser elects to effect an

Alternate Purchase and Sale, (A) the Purchaser and the Seller Representative shall promptly (and in any event within five (5) Business Days) in good faith amend this Agreement to provide for the Alternate Purchase and Sale and the deferred purchase and sale of the Shares of Seller AS contemplated to be sold hereunder (the “Deferred Purchase and Sale”), in each case on terms that preserve the economic benefits and burdens of the parties hereunder to the extent possible, and the Purchaser and Seller S.à.r.l shall forthwith consummate the Alternate Purchase and Sale on the terms and subject to the conditions set forth in this Agreement as so amended, it being understood and agreed that, in any such event, (1) the provisions set forth in Section 7.4 of this Agreement shall remain in full force and effect until such time as the Deferred Purchase and Sale shall be consummated, (2) from and after the consummation of the Alternate Purchase and Sale, this Agreement (as so amended) shall not be terminable by any Seller or the Seller Representative pursuant to Section 9.1 hereof (other than clause (f) of such Section 9.1) and (3) any obligation on the part of the Purchaser to consummate the Deferred Purchase and Sale shall terminate upon notice given at any time after January 31, 2016, by the Purchaser to the Seller Representative, in its sole discretion, if the condition set forth in Section 8.2(f) shall not have been satisfied by such date, (B) Seller S.à.r.l, shall assist and cooperate with, and take all actions reasonably requested by, the Purchaser to seek to cause the Deferred Purchase and Sale to be consummated as promptly as practicable, including using their reasonable best efforts to take actions (or cause action to be taken) or enforce rights (or cause rights to be enforced) under the Investment Agreement and/or the ManagementCo Investment Agreement or other applicable Contracts or Law (including through commencing and prosecuting litigation) and (C) the closing of the Deferred Purchase and Sale shall occur promptly following the time the condition set forth in Section 8.2(f) is satisfied, subject to the satisfaction or waiver (if permissible) at the Closing of the other conditions agreed between the parties pursuant to the amendment contemplated by this Section 4.1(c).
Section 4.2    Sellers Actions and Deliverables at the Closing. At the Closing, the Sellers shall:
(a)    deliver to the Purchaser a copy of the resolution of the Company’s board of directors approving the transfer of the Shares to the Purchaser;
(b)    deliver to the Purchaser a copy of the resolution providing for the Seller AS Shareholder Authorization;
(c)    cause the Purchaser to be registered in the shareholders’ registry of the Company as owner of the Shares and deliver to the Purchaser a transcript of the Company’s shareholders’ registry evidencing the Purchaser’s ownership of the Shares;
(d)    procure that the Company delivers to the Purchaser a confirmation of entry into the shareholders’ registry in accordance with the Norwegian Private Limited Companies Act Section 4-10;
(e)    deliver to the Purchaser letters of resignation and release in the form set forth on Schedule 4.2(e) of the Disclosure Letter duly executed and effective as of the Closing by such directors and officers of the Target Companies set forth on Schedule 4.2(e) of the Disclosure Letter;
(f)    deliver to the Purchaser a certificate of an executive officer of Seller S.à.r.l. and a director of Seller AS pursuant to Section 8.2(e);
(g)    deliver to the Purchaser a duly executed copy of the release under the ManagementCo Investment Agreement contemplated by Section 7.11(a);
(h)    deliver to or at the direction of the Purchaser all books and records of the Target Companies in the possession of the Sellers or any of their Affiliates (other than the Target Companies); and

(i)    deliver to the Purchaser a counterpart of the instrument identified on Schedule 4.3 of the Purchase Disclosure Letter, duly executed by each Seller.
Section 4.3    Purchaser Deliverables at the Closing. At the Closing, the Purchaser shall:
(a)    notify the Company of its purchase of the Shares in writing;
(b)    subject to the terms of the Option Exercise Agreements, pay, by wire transfer of immediately available funds, the Closing Purchase Price (with the NOK-denominated amounts specified in clauses (b) through (g) of the definition of Purchase Price converted to dollars at the NOK/USD Exchange Rate) to the account or accounts of the Sellers or the Company, as applicable, specified by the Sellers and in the proportions in each case as set forth in Schedule D (the “Seller Allocation Schedule”);
(c)    pay, by wire transfer of immediately available funds, an amount sufficient to pay the amount of Estimated Transaction Expenses by the Sellers on the Closing Purchase Price Statement to each applicable Person identified by the Sellers and to the account or accounts specified by the Sellers as contemplated by Section 4.4 hereof; provided, that, Transaction Expenses denominated in NOK will be calculated at the NOK/USD Exchange Rate before being paid; provided, further, amounts, if any, specified in clause (ii) of the definition of “Transaction Expenses” shall be paid through the applicable Target Company’s payroll system on the first regular payroll date of such Target Company after such payment becomes payable;
(d)    deliver to the Sellers a certificate of an executive officer of the Purchaser pursuant to Section 8.3(c); and
(e)    deliver to the Sellers a counterpart of the instrument identified on Schedule 4.3 of the Purchase Disclosure Letter, duly executed by the Purchaser.
Section 4.4    Payment Mechanics. Any payment to be made pursuant to this Agreement by the Purchaser shall be made to the bank account or accounts designated by the Seller Representative in writing to the Purchaser at least three (3) Business Days prior to the due date for payment. Any payment to be made pursuant to this Agreement by the Sellers shall be made to the bank account or accounts designated by the Purchaser in writing to the Seller Representative at least three (3) Business Days prior to the due date for payment. Unless otherwise agreed in writing, any payments under this Agreement shall be in immediately available funds. Unless otherwise specified herein, all payments shall be made by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation. Unless otherwise agreed in writing, any payments by wire transfer under this Agreement shall be in immediately available funds in USD. On the Pre-Closing Delivery Date, the Sellers will provide the Purchaser with a list of Transaction Expenses, each Person to whom each such expense is owed and the wire instructions for each such Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Disclosure Letter, the Sellers jointly and severally represent and warrant to the Purchaser as of the date of this Agreement (except with respect to Sections 5.1, 5.2(b), 5.3 (other than the first sentence of Section 5.3(c)), 5.4(a) and 5.20, which are made severally and not jointly, with respect to such Seller only) as follows:
Section 5.1    Authority; Enforceability.
(a)    Each Seller has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by each Seller of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of each Seller and such authorization has not been subsequently modified or rescinded.
(b)    This Agreement has been duly and validly executed and delivered by each Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, a valid and binding legal obligation of each Seller, enforceable against each Seller in accordance with the terms hereof, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.
(c)    As of the Closing Date, (i) the transfer of the Shares by the Sellers to the Purchaser will be duly authorized by the board of directors of the Company and (ii) no other corporate action is necessary on the part of the Company in respect of the Proposed Transaction.
Section 5.2    Non-Contravention; Consents.
(a)    The execution and delivery of this Agreement by the Sellers do not, and the performance of this Agreement by the Sellers will not, require any Authorization of, or filing with, or notification to, any Governmental Authority, except (i) for such Authorizations or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) those required by reasons of the regulatory status or operations of the Purchaser.
(b)    The execution and delivery of this Agreement by each Seller does not, and the consummation of the Proposed Transaction by each Seller will not, (i) conflict with or violate any provision of any Target Company’s memorandum and articles of association or incorporation (“vedtekter” and “stiftelsesprotokoll”), bylaws, operating agreement, partnership agreement or other equivalent constitutional documents (collectively, “Governing Documents”), (ii) conflict with or violate any Authorizations held by any Target Company or any applicable Laws, or (iii) constitute or result in, with or without notice, lapse of time or both, (A) a breach or violation of, or default under, (B) the acceleration of, (C) any party having the right to accelerate, terminate, modify, or cancel, (D) the imposition of any Encumbrance upon any Target Company’s assets or properties or (E) any requirement to provide notice, or require consent or approval from, the other party thereto, in each of clauses (A) through (E), pursuant to, any Material Contract, except, in the case of (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for the purpose of clause (iii) of this Section 5.2(b), without giving effect to clause (G) of the definition thereof).
Section 5.3    The Shares.

(a)    Each Seller owns all of the Shares listed as owned by it on Schedule C hereto, free and clear of all Encumbrances.
(b)    As of the date of this Agreement and at the Closing Date, the Sellers hold or will hold good and valid title to the Shares as listed on Schedule C hereto, free and clear of all Encumbrances, and upon the consummation of the purchase and sale of the Shares hereunder, each Seller will transfer to the Purchaser the Shares contemplated to be sold hereunder by such Seller, free and clear of all Encumbrances other than any Encumbrance arising under applicable corporation or securities Law, due to the status of the Purchaser or from any actions taken by the Purchaser.
(c)    The Shares constitute the whole of the issued share capital of the Company. All of the Shares have been validly issued, are fully paid and were issued in compliance with all applicable Laws.
(d)    There are no outstanding subscriptions, warrants, options, calls, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which a Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of the authorized share capital or other securities of the Company. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company. There are no voting trusts, stockholders agreements, proxies or other agreements or undertakings with respect to the voting or transfer of the issued share capital of the Company.
Section 5.4    Organization; Subsidiaries.
(a)    Each Seller is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.
(b)    The Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.
(c)    Each of the Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, except where failure to be so duly organized or validly existing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) has all necessary power and authority to conduct its business in the manner in which it is being conducted, except where the absence of such power to conduct its business would not reasonably be expected to have a Company Material Adverse Effect.
(d)    Schedule 5.4(d)(i) of the Disclosure Letter contains a true and complete list of all of the Persons in which the Company either, directly or indirectly, is the general partner or owns, directly or indirectly, a majority of the capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (the “Subsidiaries” and each a “Subsidiary”), and identifies the number (other than wholly owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Subsidiary. Schedule 5.4(d)(ii) of the Disclosure Letter sets forth a list of all the Persons in which the Company owns, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof, and identifies the number (other than wholly owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Person.
(e)    (i) All of the outstanding shares of capital stock, shares or membership interests, other equity rights, interests or other securities of Salar MidCo AS, PHARMAQ Holding AS and PHARMAQ AS are validly issued, are fully paid and were issued in compliance with all applicable Laws and were not issued in violation of preemptive or other similar rights, and except as set forth on Schedule 5.4(e)(i) of the Disclosure Letter, are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) all of the outstanding shares of capital stock, shares or membership interests, other equity rights, interests or other securities of each of the Subsidiaries (other than Salar MidCo AS, PHARMAQ Holding AS and PHARMAQ AS) are duly and validly issued and outstanding, fully paid and were issued in compliance with all applicable Laws and were not issued in violation of preemptive or other similar rights, and except as set forth on Schedule 5.4(e)(ii) of the Disclosure Letter, are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances).
(f)    (i) There are no outstanding warrants, subscriptions, options, calls, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which a Seller or any Target Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any of the Company, Salar MidCo AS, PHARMAQ Holding AS or PHARMAQ AS; there are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any of the Company, Salar MidCo AS, PHARMAQ Holding AS or PHARMAQ AS; and there are no voting trusts, stockholders agreements, proxies or other agreements or undertakings with respect to the voting of the capital stock of the Company, Salar MidCo AS, PHARMAQ Holding AS or PHARMAQ AS and (ii) there are no outstanding warrants, subscriptions, options, calls, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which a Seller or any Target Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any of the Target Companies (other than the Company, Salar MidCo AS, PHARMAQ Holding AS and PHARMAQ AS); there are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any Target Company (other than the Company, Salar MidCo AS, PHARMAQ Holding AS and PHARMAQ AS); and there are no voting trusts, stockholders agreements, proxies or other agreements or undertakings with respect to the voting of the capital stock of any Target Company (other than the Company, Salar MidCo AS, PHARMAQ Holding AS and PHARMAQ AS).
(g)     No Target Company is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(h)    The Company has provided to the Purchaser true and complete copies of the Governing Documents of each Target Company as in effect as of the date of this Agreement.
Section 5.5    Financial Statements. Schedule 5.5 of the Disclosure Letter sets forth true and correct copies of the following financial information (the information described in the following (a), the “Financial Statements” and in the following clause (b), the “Most Recent Financial Statements”): (a) the audited consolidated (i) balance sheets, (ii) statements of profit or loss, (iii) statements of changes in equity and (iv) statements of cash flows, as of and for the fiscal years ended December 31, 2013 for the PHARMAQ Group and as of and for the Reference Date for the Company consolidating the Company and its Subsidiaries (including, in each case, the independent auditors’ report thereon and any related notes thereto); and (b) the unaudited consolidated (i) balance sheet, (ii) statement of profit or loss, and (iii) statement of cash flows as of and for the eight (8) months ended August 31, 2015 for the Company consolidating the Company and its Subsidiaries.
Section 5.6    Financial Statement Preparation; No Undisclosed Liabilities. The Financial Statements and the Most Recent Financial Statements (except in the case of the Most Recent Financial Statements, as set forth in Schedule 5.6 of the Disclosure Letter) have been prepared in accordance with IFRS consistent with the past practices of the Company and its Subsidiaries, as applicable, throughout the periods covered thereby and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of such dates and the consolidated results of operations of the Target Companies for such periods; provided, however, that the Most Recent Financial Statements are not subject to normal year-end adjustments, do not include all the information and disclosures required in annual financial statements, in each case, none of which would, individually or in the aggregate, be material to the Target Companies taken as a whole. The Company and its Subsidiaries have a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS consistently applied and (b) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and/or its Subsidiaries that would be material to the Target Companies taken as a whole. To the Knowledge of the Company, since June 1, 2013, no Target Company nor any of their respective independent auditors has identified or been made aware of any significant deficiency in design or operation of internal controls over the Company or its Subsidiaries’ financial reporting, or of any fraud that involves the management or other employees of any Target Company who have a significant role over financial reporting. No Target Company has any material obligations or liabilities that would be required by IFRS to be reflected on a consolidated balance sheet for the Company consolidating the Company and its Subsidiaries other than liabilities that (i) are reflected in the Most Recent Financial Statements, (ii) were incurred in the ordinary course of business since the date of the Most Recent Financial Statements, (iii) have arisen in accordance with the terms any Material Contract set forth on the Disclosure Letter or permitted in connection with this Agreement or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The first column of the Reference Balance Sheet (labeled as “Aug15A”) was prepared on the same basis as and in accordance with the same accounting principles, policies, practices, procedures, definitions and methods used for the consolidated balance sheet set forth in the Most Recent Financial Statements.
Section 5.7    Position Since Reference Date. Since the Reference Date and through the date hereof, except for pursuing the Proposed Transaction, the Target Companies have conducted their respective businesses in the ordinary course of business consistent in all material respects with past practice. Since the Reference Date, the Target Companies have not suffered any change in its business, operations or financial position which changes, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
Section 5.8    Compliance with Applicable Laws. Each Target Company is in compliance with all applicable Laws, except for such instances of non-compliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Target Companies own, hold, possess or lawfully use in the operation of their business all material Authorizations which are necessary to conduct their business in all material respects as currently conducted. Such Authorizations are valid and in full force and effect.
Section 5.9    Insurance. Schedule 5.9 of the Disclosure Letter lists all of the insurance policies maintained by or covering each Target Company and those insurance policies are in full force and effect as of the date hereof. All premiums payable to date have been paid and, to the Knowledge of the Company, there is no threatened termination of, or material premium increases with respect to such policies. To the Knowledge of the Company, there are no pending material claims under the insurance policies by any Target Companies as to which the insurers have denied liability.
Section 5.10    Contracts.
(a)    Schedule 5.10(a) of the Disclosure Letter lists all of the following Contracts to which any of the Target Companies, is a party and which have not been entirely fulfilled or performed (the types of contracts required to be so listed, collectively, “Material Contracts”):

(i)    any Contract that by its terms requires the payment by or on behalf of the Target Companies in excess of NOK 10,000,000 per annum, or the delivery by the Target Companies of goods or services with a fair market value in excess of NOK 10,000,000 per annum or provides for the Target Companies to receive payments in excess of NOK 10,000,000 per annum;
(ii)    any Contract that (A) requires any Target Company to purchase any material portion of any product or service from a third party for a purchase price in excess of NOK 10,000,000, (B) contains a “take or pay” provision or requirements contract or otherwise obligates any Target Company to satisfy a minimum purchase or supply obligation in excess of NOK 10,000,000 per annum or (C) requires that any Target Company deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price of more than NOK 10,000,000 individually or in the aggregate;
(iii)    any Contract that relates to an acquisition or divestiture of any business (whether by merger, stock sale, sale of assets or otherwise), that contains covenants, indemnities or other obligations that would reasonably be likely to be material to the Target Companies, taken as a whole;
(iv)    any bonds or agreements of guarantee in which any Target Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person in excess of NOK 10,000,000;
(v)    any material partnership, joint development agreement, collaboration agreement or joint venture Contracts;
(vi)    each material Contract (including any licenses) that primarily relates to the receiving or granting of rights in or to any Intellectual Property Rights, other than non-disclosure agreements, employee invention assignments, customer end user agreements, Contracts concerning the licensing of generally commercially available software, including “shrink-wrap” and “click-wrap” licenses, and similar Contracts entered into in the ordinary course of business;
(vii)    any Contract (A) limiting or restraining in any material respect any Target Company from engaging or competing in any manner, in any location or in any business, (B) containing most favored nation pricing provisions, (C) granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any material assets of any Target Company (other than inventory in the ordinary course of business);
(viii)    any Contract under which any Target Company has any outstanding Indebtedness of the type described in clause (i) or (ii) of the definition thereof, or for the mortgaging, pledging or otherwise placing of an Encumbrance (other than Permitted Encumbrances) on any asset, in each case in excess of NOK 10,000,000;
(ix)    any Contract pursuant to which any Target Company has an obligation to make an investment in or loan to any other Person in excess of NOK 10,000,000;
(x)    any (A) Contract to which any Target Company is subject as of the date of this Agreement that is a settlement or similar agreement (x) with any Governmental Authority, (y) that binds any Target Company to any conduct or equitable relief or (z) that requires any Target Company to pay an amount of money in excess of NOK 10,000,000 that has not been completely paid as of the date of this Agreement or

(B) an order or consent of a Governmental Authority to which any Target Company is subject, involving material performance by any Target Company after the date of this Agreement;
(xi)    any agreement with any Company Personnel, in each case providing for a termination, change of control, retention or similar payment; or
(xii)    any Contract providing that a Target Company indemnify any Person, other than in the ordinary course of business or for Contracts for which the Target Company’s liability for indemnification is limited to NOK 8,000,000 or less.
(b)    The Sellers have provided to the Purchaser a correct and complete (other than redactions of pricing information and competitively sensitive business information) copy of each written Material Contract. Each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Target Companies or, to the Knowledge of the Company, any other party to such Material Contracts or any event which will create a default thereunder by the Target Companies, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract, and with respect to any Target Company, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material default thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.11    Litigation. As of the date hereof, there is no action, claim, suit, arbitration, or proceeding (“Proceeding”) pending before any Governmental Authority, or to the Knowledge of the Company, threatened, against any of the Target Companies or their respective properties or assets or any of their respective officers or directors that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. None of the Target Companies or any of their respective assets or properties is subject to any outstanding judgment, order, decree or injunction, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.
Section 5.12    Intellectual Property.
(a)    Schedule 5.12(a) of the Disclosure Letter sets forth a list as of the date of this Agreement, of all material United States and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations and Trademark applications and (iii) Domain Names, in each case, included in the Owned IP and owned by the Target Companies (“Registered Intellectual Property”).
(b)    All Registered Intellectual Property is in good standing, and all applicable fees have been paid with the Governmental Authority with which they are registered or pending and to the Knowledge of the Company, is valid and enforceable. The Target Companies, solely and exclusively, own, in each case free and clear of all Encumbrances other than Permitted Encumbrances, or have a valid and enforceable license to or other right to use, all of the Business IP; provided, that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights (which is addressed in Section 5.12(d)). No Proceeding is, as of the date of this Agreement, pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing, that challenges the legality, validity, enforceability, use, or ownership of any Owned IP in any material respect.

(c)    No current or former Company Personnel or independent contractor has asserted in writing any valid claim of exclusive ownership, in whole or in part, to any material Owned IP, or in the two (2) years prior to the date hereof has asserted in writing any such claim of ownership or right.
(d)    (i) To the Knowledge of the Company, no material operations of any Target Company as conducted, or any product manufactured or sold by any Target Company as manufactured or sold, during the past two (2) years has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person in any material respect, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP in any material respect, and (iii) as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Target Companies alleging infringement or misappropriation of any third party Intellectual Property Rights by the Target Companies. The representations and warranties set forth in this Section 5.12 are the sole and exclusive representations and warranties of the Sellers with respect to infringement, misappropriation or other violation of Intellectual Property Rights.
Section 5.13    Real Property. Schedule 5.13 of the Disclosure Letter is a true, correct and complete list of all material real property owned by the Target Companies (and the address of such real property) and the name of the applicable owner as of the date of this Agreement. With respect to each such parcel of owned real property (a “Parcel”) listed on Schedule 5.13 of the Disclosure Letter:
(a)    the entity owning such Parcel has good, valid title to such Parcel, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have a Company Material Adverse Effect;
(b)    to the Knowledge of the Company, all facilities have received all material approvals of Governmental Authorities (including Authorizations) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable material Law;
(c)    there are no subleases, licenses, concessions or other written agreements granting to any party the right of use or occupancy of any portion of any material Parcel or any rights of first refusal, options to purchase or other similar rights to purchase any Parcel or any material portion thereof or interest therein; and
(d)    there are no parties (other than the Target Companies) in possession of any Parcel, other than tenants under any leases as set forth on Schedule 5.13(d) of the Disclosure Letter, who are in possession of space to which they are entitled.
Section 5.14    Leased Property. Schedule 5.14 of the Disclosure Letter sets forth all real property used by the Target Companies pursuant to leases, subleases, licenses and/or any other types of occupancy agreements, that are material to the continued operation of the business of the Target Companies, taken as a whole and as currently operated (any such lease, license or other occupancy agreement, individually, a “Real Property Lease”). A Target Company has a valid and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. No Target Company is in material default under or in material breach of, or in receipt of any written notice of any material default or material breach of, any of the Real Property Leases and, to the Knowledge of the Company, no other party to any of the Real Property Leases is in material default under or in material breach of any of the Real Property Leases. Each of the Real Property Leases constitutes a valid and binding obligation of a Target Company and enforceable against it and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. No Target Company has subleased, licensed or otherwise granted any Person the right, on or after the date hereof, to use or occupy any Real Property Lease or any material portion thereof. The Company has provided to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date hereof, together with all material amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof.
Section 5.15    Personal Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each of the Target Companies (a) owns, leases or licenses from third parties all tangible personal property required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good and valid title to all such tangible personal property owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, and (c) upon consummation of the Proposed Transaction, will be entitled to continue to use all such tangible personal property which is currently employed by it or them in the conduct of its or their respective businesses in all material respects as presently conducted.
Section 5.16    Employment Matters. Schedule 5.16 of the Disclosure Letter lists all of the following:
(a)    all Company Personnel with annual base compensation in excess of NOK 1,250,000 or equivalent local currency; and
(b)    (i) all current recognition, procedural or other agreements between any Target Company and any labor union, trade union (whether independent or not), works council, European works council or other body representing Company Personnel, and (ii) all local collective bargaining agreements and pension fund regulations but excluding any national collective bargaining agreements.
Section 5.17    Labor Matters.
(a)    Since June 1, 2013, no Target Company is or has been involved in any labor or trade disputes with any trade union, association of trade unions, works council, European works council or body representing any Company Personnel or any Company Personnel, and no such dispute is pending or, to the Knowledge of the Company, threatened. Since June 1, 2013, there has been no strike, lockout, slowdown, or work stoppage against any Target Company pending or, to the Knowledge of the Company, threatened. As of the date hereof, there is no pending charge or complaint against any Target Company by a Governmental Authority with respect to labor or employment matters, and none of the Target Companies are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the Target Companies are in compliance in all material respects with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Knowledge of the Company, threatened.
(b)    No Target Company is party to any collective bargaining agreement or other agreement with any labor union, trade union (whether independent or not), works council, European works council or other body representing Company Personnel and no such agreement is being negotiated by any Target Company, no labor union or similar organization currently represents the Company Personnel, and to the Knowledge of the Company, no labor union or similar organization, or any employees of any Target Company have taken any action with respect to organizing the employees of any Target Company. No Target Company is subject to any obligation to inform and/or consult with any labor union, trade union (whether independent or not), works council, European works council or other body representing Company Personnel in connection with this Agreement, the Proposed Transaction or the Closing (whether under Law or contract).
Section 5.18    Employee Benefits.
(a)    Schedule 5.18(a) of the Disclosure Letter sets forth a list, as of the date of this Agreement, of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each compensatory or benefit plan, program, agreement or arrangement, including each (i) equity-based award, incentive, deferred compensation, retirement, welfare benefit or fringe benefit plan, program, agreement or arrangement and (ii) employment, termination, transaction bonus, retention or similar agreement or arrangement, in each case whether funded or unfunded or insured or self-insured, that is maintained by a Target Company for the benefit of any Company Personnel or to which a Target Company contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any liability; provided, that in no event shall a Benefit Plan include any arrangement operated by a Governmental Authority to which a Target Company is required to contribute under applicable Law. With respect to each material Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to the Purchaser by the Sellers: (A) all Benefit Plans (including all amendments and attachments thereto and related agreements or arrangements with third party service providers or administrators); (B) written summaries of any Benefit Plan not in writing; (C) all related trust documents; (D) all insurance contracts or other funding arrangements; (E) the most recent annual report filed with a Governmental Authority; (F) the most recent determination or qualification letter from a Governmental Authority; and (G) all material communications received from or sent to any Governmental Authority since June 1, 2013.
(b)    The Benefit Plans have been established, operated and administered in all material respects in compliance with their terms and with all applicable Laws. Each Benefit Plan required to be registered with an applicable Governmental Authority has been so registered and has been maintained in good standing with applicable Governmental Authorities. All contributions required to be made to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Target Companies. Each Benefit Plan that is intended to be funded and/or book reserved is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date of this Agreement, no Benefit Plan that provides pension or retirement benefits has any unfunded liabilities.
(c)    There are no actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against any Benefit Plan, which would reasonably be expected to give rise to any such action, in each case, which would, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Benefit Plan is under audit or investigation by a Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.
(d)    No Benefit Plan provides for any post-employment or post-retirement medical or life insurance or other welfare benefits for retired, former or current Company Personnel or beneficiaries or dependents thereof.
(e)    Except as otherwise provided in this Agreement, the consummation of the Proposed Transaction (either alone or together with any other event) will not (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Personnel, (ii) entitle any Company Personnel to any payment or benefit (or increase in payment or benefit) or (iii) trigger any funding obligation under any Benefit

Plan, impose any restrictions or limitations on any Target Company’s rights to administer, amend or terminate any Benefit Plan or otherwise increase the liabilities related to any Benefit Plan.
Section 5.19    Taxes. For all Taxable periods beginning on or after June 1, 2013 for which the period of assessment or collection has not lapsed:
(a)    All material Tax Returns required to be filed by or on behalf of the Target Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects. Each of the Target Companies has paid or has had paid on its behalf all material Taxes due and payable (whether or not shown on any Tax Return).
(b)    Each of the Target Companies has complied in all material respects with all applicable Laws relating to the payment, collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees or other amounts paid or owing to any independent contractor, creditor, stockholder or other third party).
(c)    All material deficiencies asserted or assessments made in respect of Tax Returns filed by or on behalf of the Target Companies that have been claimed in writing by any Tax Authority have been (i) fully paid or (ii) are being contested in good faith and are adequately reserved for in accordance with IFRS in the Most Recent Financial Statements.
(d)    None of the Target Companies has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group of which it currently is a member, for which it has any current or will have any future liability for Taxes.
(e)    None of the Target Companies is party to any Tax sharing, indemnity or similar agreement pertaining to the allocation of Tax liability (other than (i) such an agreement solely among the Target Companies or (ii) customary commercial contracts entered into in the ordinary course of business no principal purpose of which relates to Taxes) that will not be terminated on or before the Closing Date without any future liability to the Target Companies (including for past Taxes).
(f)    There are no material Tax Proceedings pending or threatened in writing by any Tax Authority with respect to Taxes of any of the Target Companies.
(g)    None of the Target Companies has filed any Tax Return reflecting that it is a tax resident or maintains a taxable presence outside its jurisdiction of incorporation. No claim has been made by any Tax Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(h)    None of the Target Companies has waived (or is subject to a waiver of) any statute of limitations in respect of the payment of Taxes or has agreed to (or is subject to) any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.
(i)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any assets of the Target Companies.

(j)    None of the Target Companies has requested or received any written ruling from a Tax Authority or has entered into any legally binding agreement with a Tax Authority, in each case, that would have effect in a taxable period (or portion thereof) beginning after the Closing Date.
(k)    Schedule 5.19(k) of the Disclosure Letter sets forth the entity classification election in effect for each Target Company for which such an election has been made pursuant to U.S. Treasury Regulations Section 301.7701-3 (and any similar provision of state, local or foreign Law) and, in each case, the effective date thereof. Other than as disclosed on Schedule 5.19(k) of the Disclosure Letter, no other entity classification election described in the preceding sentence is in effect with respect to any of the Target Companies.
(l)    None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any adjustment prior to the Closing to any Tax accounting method, (ii) any written agreement with a Tax Authority entered into prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, or (iv) any prepaid amounts received prior to the Closing.
Section 5.20    Brokers and Finders. Except as set forth on Schedule 5.20 of the Disclosure Letter, neither the Sellers nor the Target Companies have employed, retained or authorized to act on their behalf, any investment banker, broker, finder, consultant or other intermediary who might be entitled to any fee, commission or similar payment in connection with the Proposed Transaction.
Section 5.21    Environmental Matters.
(a)    (i) The Target Companies possess, and, since June 1, 2013, have possessed, all Authorizations required by Environmental Laws for the conduct of their respective businesses as currently conducted (collectively, “Environmental Authorizations”), except where the failure to possess such Environmental Authorizations does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each Target Company is and, since June 1, 2013, has been in compliance with all applicable Environmental Laws and Environmental Authorizations, except for matters which have been resolved or for noncompliance that does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) there are no lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened, against any Target Company or any of their respective predecessors alleging the violation of, noncompliance with or liability under any applicable Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) to the Knowledge of the Company, no notice under any Environmental Law has been received from any Governmental Authority that is currently outstanding concerning the Release or possible Release of Hazardous Substances, or requiring an investigation for Hazardous Substances, at any location owned, operated or leased, now or in the past, by any Target Company, the subject matter of which notice would reasonably be expected to have a Company Material Adverse Effect; (v) to the Knowledge of the Company, there are no Hazardous Substances on, at, under, or migrating to or from, any of the Parcels or any of the real property owned, operated or leased by the Target Companies that could reasonably be expected to result in liability under Environmental Law, except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; and (vi) to the Knowledge of the Company, the Target Companies and any of their respective predecessors, have not delivered Hazardous Substances to any waste disposal site not authorized to receive such Hazardous Substances, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location not authorized to receive such Hazardous Substances, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The representations and warranties set forth in this Section 5.21 are the sole and exclusive representations and warranties of the Sellers with respect to environmental matters.
Section 5.22    Suppliers and Customers. Schedule 5.22 of the Disclosure Letter sets forth a list of (a) the ten (10) largest suppliers (by Kroner amount) to the Target Companies, taken as a whole, during the twelve (12) months ended August 31, 2015 (“Major Suppliers”) and (b) the ten (10) customers with the highest Kroner amount of purchases or services from the Target Companies, taken as a whole, during the twelve (12) months ended August 31, 2015 (“Major Customers”). Except as previously disclosed to the Purchaser, no termination, cancellation or limitation, or any material modification or change in, the business relationships (including product pricing and payment terms) of any Target Company has occurred, or to the Knowledge of the Company, is threatened with any Major Supplier or Major Customer.
Section 5.23    Related Party Transactions. None of the Sellers, any Affiliate of the Sellers or any officer, director or other management employees of any Target Company (each, a “Related Party”), (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to or contractor for any Person that does business with, or has any contractual arrangement with, any Target Company (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between two or more Target Companies) or (b) is a party to a Contract with a Target Company.
Section 5.24    Regulatory Compliance.
(a)    Except as set forth on Schedule 5.24(a) of the Disclosure Letter, there have been no Proceedings since June 1, 2013 with respect to, and none of the Target Companies have received any communication regarding, a cease, suspension, withdrawal or restriction of any product. To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding with respect to any action to withdraw or delay approval of, place restrictions on the production, use or testing, or sales or marketing of, any product of the Target Companies.
(b)    All animal studies and trials conducted for vaccine safety and efficacy by or, to the Knowledge of the Company, on behalf of the Target Companies in connection with the business that are required or regulated by any applicable Governmental Authority have been since June 1, 2013, and are being, conducted in compliance in all material respects with the requirements of applicable Law and are performed at accredited quality control laboratories. All products and services of the Target Companies that are currently marketed or sold by or for the Target Companies or are currently under development or with respect to which the Target Companies have provided any indemnity or a warranty have been since June 1, 2013 in material compliance with all applicable Law, all applicable safety standards and all express and implied warranties.
(c)    Since June 1, 2013, none of the Target Companies has been subject to physical inspections or received written inspection reports from any applicable Governmental Authority in which such Governmental Authority has asserted or alleged in writing that the operations of Target Companies is or was not in compliance with any applicable Laws.
(d)    Each of the Target Companies holds all material permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates and variances from Governmental Authorities required for the conduct of its business in all material respects as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are valid and in full force and effect.

Section 5.25    Anti-Bribery Matters. To the Knowledge of the Company, since June 1, 2013, no Target Company (including any of their current or former respective Company Personnel or agents) has, directly or indirectly taken any action which would cause it to be in violation of any anti-corruption or anti-bribery Law applicable to the Target Companies (in each case, as in effect at the time of such action) (collectively, the “Anti-Bribery Laws”) or, in violation of such Anti-Bribery Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, (c) made, offered, solicited, accepted or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly or (d) engaged in any business with any Person with whom, or in any country in which, a U.S. Person is prohibited from so engaging under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. To the Knowledge of the Company, since June 1, 2013, no Target Company has been under formal or informal investigation by a Governmental Authority, or received any written communication from any Governmental Authority or from any third Person that alleges that a Target Company or any Company Personnel or other agent thereof is in violation of any Anti-Bribery Laws, and no such violation or liability has been discovered or alleged.
Section 5.26    No Further Representations or Warranties. Notwithstanding anything contained in this Article V or any other provision of this Agreement the Purchaser acknowledges and agrees that the Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V, and in entering into this Agreement and acquiring the Shares from the Sellers, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any company presentation or similar materials containing information regarding the Target Companies or any of their businesses or in any materials provided to the Purchaser during the course of its Due Diligence Investigation of the Target Companies, other than those representations and warranties set forth in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers as of the date of this Agreement as follows:
Section 6.1    Authority; Enforceability.
(a)    The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Proposed Transaction by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and such authorization has not been subsequently modified or rescinded.
(b)    This Agreement has been duly executed and delivered by the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Sellers, a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.
Section 6.2    Non-contravention; Consents.
(a)    The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, require any consent, approval or Authorization of, or filing with, or notification to, any Governmental Authority, except (i) for such consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the transactions contemplated hereby, and (ii) as may be required by the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange.
(b)    The execution and delivery of this Agreement by the Purchaser does not, and consummation by the Purchaser of the Proposed Transaction will not, (i) conflict with or violate any provision of the Governing Documents of the Purchaser, (ii) conflict with or violate any Law applicable the Purchaser or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement or contract to which the Purchaser is a party, except, in the case of (iii), as would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the Proposed Transaction.
Section 6.3    Organization. The Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement.
Section 6.4    Litigation. As of the date of hereof, there is no litigation, arbitration, or administrative proceeding pending, or to the knowledge of the Purchaser, threatened in writing, against the Purchaser that seeks to, and the Purchaser is not subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of the Purchaser to effect the Closing or otherwise prevent the Purchaser from performing in all material respects its obligations hereunder.
Section 6.5    Availability of Funds. The Purchaser will at the Closing have sufficient immediately available funds, in cash, to pay the Closing Purchase Price in accordance with Article III.
Section 6.6    Investigation. The Purchaser has been afforded reasonable access to the books, records, facilities and personnel of the Target Companies for purposes of conducting a due diligence investigation of the Target Companies. The Purchaser has conducted a reasonable due diligence investigation of the Target Companies and has received satisfactory answers to all inquiries it has made respecting the Target Companies and their businesses (the “Due Diligence Investigation”). The Purchaser hereby acknowledges and agrees that the Sellers do not make any representations or warranties to the Purchaser, express or implied, other than those representations set forth in Article V.
Section 6.7    Brokers and Finders. Except as set forth on Schedule 6.7 of the Purchaser Disclosure Letter, the Purchaser has not employed, retained or authorized to act on its behalf, any investment banker, broker, finder, consultant or other intermediary who might be entitled to any fee, commission or similar payment in connection with the Proposed Transaction.
Section 6.8    No Further Representations or Warranties. Notwithstanding anything contained in this Article VI or any other provision of this Agreement the Sellers acknowledge and agree that the Purchaser is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article VI, and in entering into this Agreement and the Sellers expressly acknowledge and agree that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in this Article VI.

ARTICLE VII

COVENANTS
Section 7.1    Conduct of the Business.
(a)    From the date of this Agreement until the Closing Date, except as (i) otherwise expressly required or contemplated by this Agreement, or (ii) set forth on Schedule 7.1(a) of the Disclosure Letter, the Sellers shall cause the Target Companies to (A) operate their respective businesses in the ordinary course of business, consistent with past practice, (B) in material compliance with the existing governance and business policies and all applicable Laws, (C) use commercially reasonable efforts to preserve intact, in all material respects, their current business organization, including keeping available the services of current officers and key employees of the Target Companies, (D) use commercially reasonable efforts to maintain their relations and goodwill with all employees, material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having material business dealings with any of the Target Companies and (E) without the prior written consent of the Purchaser, not do any of the following:
(i)    establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other equity securities of any of the Target Companies (other than cash dividends paid by a direct or indirect wholly owned Subsidiary to the Company or another direct or indirect wholly owned Subsidiary);
(ii)    (A) split, combine, adjust, subdivide or reclassify any shares of capital stock or any other equity securities or (B) purchase, redeem, retire or otherwise acquire or dispose any capital stock or other equity interests or any other securities of such Person or any rights, warrants or options to acquire any such capital stock or other equity interests or other securities;
(iii)    issue, deliver, sell, grant, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, grant, pledge, transfer, encumbrance or disposition of, any shares of capital stock or equity interests, or securities convertible into or exchangeable for, or options, restricted stock units, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other equity interests;
(iv)    other than in the ordinary course of business consistent with past practice, sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets (including intangible assets) having a value in excess of NOK 10,000,000 in the aggregate;
(v)    (A) commence any claim other than with respect to routine matters in the ordinary course of business consistent with past practice, or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration (x) where the amount involved exceeds NOK 2,500,000 in the aggregate, (y) that involves a material restriction upon the operations of any Target Company or involves any admission of wrongdoing on the part of any Target Company or (z) that following the Closing would bind any Affiliate of the Purchaser other than the Target Companies;
(vi)    (A) amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise) any of its Material Contracts other than in the ordinary course of business consistent with past practice or as required by any Material Contract to which no Affiliate of either Seller (other than the Target Companies) is a party, Governmental Authority of competent jurisdiction or applicable Law, (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract, (C) enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, in each case except as expressly contemplated by this Section 7.1 or as required by Law, (D) release, assign or otherwise change any material rights under or waive any material right under or discharge any other party of any material obligation under any Material Contract (or any agreement that, if existing on the date of this Agreement, would be a Material Contract) or (E) enter into any agreement that, if existing on the date of this Agreement, would be an Affiliate Agreement or other than as provided in Section 7.2, repay any existing, or create any new, intercompany obligations (other than solely between two Target Companies);

(vii)    take or omit to take any action that would cause any material Registered Intellectual Property, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice;
(viii)    amend any of their Governing Documents;
(ix)    other than as required by applicable Law or the terms in effect on the date hereof of a Benefit Plan or collective bargaining agreement or similar arrangement with a union or works council, (A) establish, adopt, amend or terminate any collective bargaining agreement or similar arrangement with a union or works council or Benefit Plan, (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any of the current or former Company Personnel, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Benefit Plan, (E) fund any rabbi trust or similar arrangement or (F) hire or terminate the employment or services of (other than for cause) any Company Personnel who has target annual compensation greater than NOK 1,250,000;
(x)    merge or consolidate with any other Person, or acquire or purchase any securities or make any investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquire direct or indirect control over any Person for which the aggregate consideration paid is in excess of NOK 5,000,000;
(xi)    other than (A) indebtedness for borrowed money incurred by a Subsidiary to the Company or to another wholly owned Subsidiary or (B) using or drawing on the Company’s existing credit facilities after reasonable consultation with the Purchaser and provided, that the Sellers and the Target Companies shall have considered in good faith any input of the Purchaser prior to such incurrence, incur any incremental indebtedness for borrowed money, or otherwise assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or make any loans or advances to any other Person;
(xii)    make any capital expenditures or commitments for capital expenditures in excess of NOK 5,000,000 in the aggregate;
(xiii)    permit any of the Target Companies’ assets to become subjected to any Encumbrance other than (x) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (y) Permitted Encumbrances;
(xiv)    except as required by applicable Law, (A) make, change or revoke any material Tax elections, (B) amend any material Tax Return, (C) change any material Tax accounting method, (D) settle or compromise any audit or other proceeding relating to a material amount of Tax, (E) surrender any right to claim a material refund of Taxes, (F) enter into any “closing agreement” or similar agreement with any Tax Authority, or (G) extend or waive any statute of limitations with respect to a material Tax Return or period of assessment for the determination or collection of material Taxes;
(xv)    make any change to any financial accounting method, accounting principles or practices or system of internal accounting control, except as may be required to conform to changes in regulatory accounting requirements or IFRS;

(xvi)    fail to maintain in full force and effect insurance policies covering the Target Companies and their respective properties, businesses, assets and operations in a form and amount consistent in all material respects with past practice;
(xvii)    fail to manage the working capital of the Target Companies in the ordinary course of business and consistent with past practice, or take any action for the purpose of changing the calculation of Net Working Capital or Indebtedness;
(xviii)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xix)    enter into any new line of business;
(xx)    take any action (including holding any discussions with the relevant court or any counterparty to such case) with respect to the Proceedings set forth on Schedule 5.11 of the Disclosure Letter, or make any public announcement with respect thereto, in each case without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed); or
(xxi)    (A) except as required by any Contract disclosed in the Disclosure Letter and to which no Affiliate of either Seller (other than the Target Companies) is a party, Governmental Authority of competent jurisdiction or applicable Law, authorize any of, or (B) except as required by any Governmental Authority of competent jurisdiction or applicable Law, commit or agree to take any of, the foregoing actions.
(b)    From the date of this Agreement until the Closing Date, no Target Company nor any of their respective Affiliates or Representatives shall, in respect of the live SRS vaccine currently in development, agree or commit to the pricing terms or quantity commitments with customers or ship any product to a customer, in each case without the Purchaser’s prior written consent (which may be provided by email), not to be unreasonably withheld, conditioned or delayed.  The Target Companies shall submit all such requests for consent to the individual identified on Schedule 7.1(b) of the Purchaser Disclosure Letter in the manner set forth on such Schedule (or to such individual’s designated alternate notified to the Seller Representative in accordance with Section 11.5). In the event that the Purchaser has not responded to such a request for consent by 5:00 p.m. New York City time on the Business Day following the date of receipt, then the Purchaser shall be deemed to have consented to such request.
Section 7.2    Termination of Agreements. Schedule 7.2(a) of the Disclosure Letter sets forth any and all Contracts as of the date hereof between (a) any Target Company, on the one hand, and (b) any Seller or any Affiliate of any Seller (other than any other Target Company), on the other hand (Contracts required to be identified on such Schedule 7.2(a) and any Contract in effect on the Closing Date that would have been required to be so identified if in effect on the date hereof, “Affiliate Agreements”). The Sellers agree to procure that, with the exception of the agreements listed in Schedule 7.2(b) of the Disclosure Letter, before the Closing Date, all Affiliate Agreements are terminated or settled without any further liability of any Target Company on terms and pursuant to documentation reasonably acceptable to the Purchaser and agree that there will be no future liability of any Target Company relating to any such Affiliate Agreements (it being understood and agreed that the receivable contemplated by the fourth recital in the Option Exercise Agreements shall not be so terminated). The Sellers have provided to the Purchaser a correct and complete copy of each written Affiliate Agreement in effect on the date hereof.
Section 7.3    Further Assurances. Subject to Section 7.9 (and to express obligations set forth herein providing for a different standard of action), each of the parties hereto will use its respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Proposed Transaction (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII).
Section 7.4    Solicitation. The Sellers agree that following the date of this Agreement, neither the Sellers, nor any of the Target Companies, nor any of their respective Affiliates or Representatives will directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept or furnish to any other Person any information with respect to, any other proposals from any Person relating to any (a) merger or consolidation, (b) acquisition or purchase of all or any of the capital stock of any of the Target Companies or all or any substantial portion of the assets of any Target Company (other than the sale of inventory in the ordinary course of business consistent with past practice), or (c) similar transaction or business combination (a “Competing Transaction”). The Sellers shall, and shall cause the Target Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Competing Transaction. The Sellers shall promptly after the date hereof, instruct any Person that has heretofore executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a Competing Transaction or potential Competing Transaction, to promptly return or destroy all information, documents and materials relating to any such Competing Transaction or to the Target Companies or the Target Companies’ business, operations or affairs heretofore furnished by the Sellers or any of their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement.
Section 7.5    Confidentiality. The parties acknowledge that following the date hereof , regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. The Sellers agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, except (a) to the extent required by Law, (b) if required to enforce the terms of this Agreement or (c) for financial reporting purposes; provided, that the Sellers may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Representatives agree to maintain the confidentiality of such information). Following the Closing, the Sellers shall, and shall cause their respective Affiliates to, keep confidential, all information relating to the Target Companies and the business of the Target Companies and the Purchaser, except as required by applicable Law or administrative process and except for information that is known to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 7.5.
Section 7.6    Notice of Developments.
(a)    During the period commencing on the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Seller Representative will give the Purchaser prompt written notice of any material development that would make the satisfaction of any of the conditions set forth in Section 8.1 or 8.2 on the Closing Date reasonably unlikely or impossible. No such notification shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Sellers pursuant to this Agreement or determining whether the conditions set forth in Sections 8.1 and 8.2 have been satisfied.
(b)    During the period commencing on the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Purchaser shall give prompt written notice to the Seller Representative of any material development that would make the satisfaction of any of the conditions set forth in Section 8.1 or 8.3 on the Closing Date reasonably unlikely or impossible. No such notification shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Purchaser pursuant to this Agreement or determining whether the conditions set forth in Sections 8.1 and 8.3 have been satisfied.

Section 7.7    Access to Properties, Books and Records. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Sellers shall give the Purchaser reasonable access, upon reasonable notice during normal business hours to all properties, books, records and key management personnel of or pertaining to the Target Companies; provided, however, that the foregoing will not: (a) interfere with the day-to-day operations of the Target Companies; and (b) require the Sellers or the Target Companies to provide access or to disclose information where such access or disclosure would contravene any Law or contract, or would relate to commercially sensitive information as reasonably determined by the Sellers in good faith, or would result in the waiver of any legal privilege or work-product protection. Until the Closing, any information disclosed will be subject to the provisions of the Confidentiality Agreement.
Section 7.8    Seller Representative.
(a)    In order to efficiently administer certain matters contemplated hereby following the date hereof, including the defense or settlement of any claims, Seller AS, by signing this Agreement, hereby designates Seller S.à.r.l. as the representative of the Sellers (the “Seller Representative”). The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement. The Seller Representative hereby accepts such appointment.
(b)    In the event the Seller Representative becomes unable to perform its responsibilities hereunder, resigns from such position or is otherwise removed by the Sellers, the Sellers will mutually agree to select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement and the documents delivered pursuant hereto.
(c)    All decisions and actions by the Seller Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest any such decision or action. Notwithstanding the foregoing, the Seller Representative shall not reduce the per-Share consideration received by Seller AS below the per-Share consideration received by Seller S.à.r.l.
(d)    The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative so long as such action did not constitute bad faith, gross negligence or willful misconduct, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of the absence of bad faith, gross negligence and willful misconduct. The Seller Representative shall be entitled to be indemnified and held harmless by Sellers against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers shall reimburse to the Seller Representative the expenses of the Seller Representative pro rata in accordance with the allocation set forth on the Seller Allocation Schedule.
(e)    The Purchaser shall be entitled to rely conclusively on the instructions and decisions given or made by the Seller Representative and no party shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon any such instructions or decisions.
(f)    The provisions of this Section 7.8 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Proposed Transaction. The provisions of this Section 7.8 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Seller, and any references in this Agreement to a Seller means and include the successors to such Seller’s rights hereunder.

Section 7.9    Consents. The Purchaser and the Sellers shall use (and the Sellers shall cause the Company to use) their commercially reasonable efforts to obtain at the earliest practicable date the consents and approvals referred to in Section 5.2(a)(i) and Section 6.2(a)(i) hereof (or the schedules thereto); provided, however, that (a) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any contract and (b) the consent of the Purchaser shall be required with respect to any amendment or modification to any contract in connection with obtaining any such consent or approval that is adverse in any material respect to the Purchaser or any of the Target Companies.
Section 7.10    Post-Closing Shareholder Meeting. On the Closing Date, in accordance with Section 4.2(e), the Sellers shall deliver to the Purchaser resignations of the directors of the Target Companies listed on Schedule 7.10 of the Disclosure Letter (the “Resigned Directors”). The Purchaser agrees to hold an extraordinary shareholders’ meeting of the Company immediately after the Closing on the Closing Date and to elect new directors at such meeting. The Purchaser agrees to adopt a resolution to exempt the Resigned Directors from any liability toward the Target Companies in their capacity as directors of the Target Company, absent fraud or gross negligence on the part of the Resigned Directors. The Purchaser and its Affiliates will not, in the absence of fraud or gross negligence, raise any claim against any directors of any Target Company or any Resigned Directors in connection with this Agreement or their actions or omissions undertaken until the Closing as directors, regardless of whether or not such potential claims are known to the Purchaser or its Affiliates at the time of the signing or completion of this Agreement.
Section 7.11    Seller AS Shares.
(a)    Prior to the Closing, the Company shall (i) distribute all of the Seller AS Shares (other than the Seller AS Shares that are subject to the Option Agreements) to one or both Sellers (to be determined in the Company’s sole discretion) (the “Distribution”) and (ii) effectuate the transactions contemplated by the Option Agreements and the Option Exercise Agreements, such that, at the time the Closing is completed, the Company shall not own any Seller AS Shares or other equity interests in Seller AS. Concurrently with the Closing, Seller AS shall, and the Sellers shall cause the parties contemplated to execute such instrument to, enter into a release under the ManagementCo Investment Agreement in the form set forth on Schedule E hereto.
(b)    All payments made to Seller AS hereunder shall be allocated among and distributed by Seller AS to the holders of Seller AS Shares in accordance with the provisions of the ManagementCo Investment Agreement and any other applicable plans as in effect immediately prior to the Closing Date. Such allocation among such holders shall be the responsibility of the board of directors of Seller AS, and none of the Purchaser, the Target Companies or any of their respective Affiliates shall have any liability or responsibility therefor to any such holder or otherwise.
(c)    On the date of, and promptly following, the execution of this Agreement, Seller AS shall call and, as soon as permitted by applicable Law, convene a general meeting of shareholders of Seller AS to obtain the Seller AS Shareholder Authorization, and in connection therewith shall exercise the Seller AS Shareholders Letters in favor thereof. Seller AS and Seller S.à.r.l shall take all actions necessary in connection with such general meeting and use their reasonable best efforts to obtain the Seller AS Shareholder Authorization, including enforcement of their rights under the Seller AS Shareholder Authorizations (and including if requested by the Purchaser, the commencement and prosecution of litigation).
Section 7.12    Bonds. The Sellers shall cause the Company and its Subsidiaries to, at the written request of the Purchaser, (a) notify the Nordic Trustee, and the Bondholders if requested by the Nordic Trustee, of the proposed redemption for all of the outstanding aggregate principal amount of Bonds, pursuant to the Bond Loan Agreement in order to effect a redemption as soon as approved by the Nordic Trustee on or after the Closing Date;

provided, that none of the Company or its Subsidiaries shall be required to issue any such redemption notification unless such redemption notification is conditioned upon the occurrence of the Closing and the Nordic Trustee confirms in writing its acceptance of the conditional nature of such notice and (b) facilitate (including by delivering any required certificates, notices and legal opinions) the defeasance pursuant to Section 19.2 of the Bond Loan Agreement of the Bonds effective as of and conditioned upon the occurrence of the Closing. If the Purchaser elects to satisfy or defease the Bonds as soon as approved by the Nordic Trustee on or after Closing, the Purchaser shall deposit or cause to be deposited funds with the Nordic Trustee under the Bond Loan Agreement sufficient to fund any repayment, redemption or defeasance of the Bonds no later than the applicable redemption time (subject to the occurrence of the Closing).
Section 7.13    Payoff Letters. The Sellers shall cause the Company and its Subsidiaries to use commercially reasonable efforts to deliver to the Purchaser at the Closing customary payoff letters with respect to the agreement scheduled as item number 2 on Schedule 5.10(a)(viii) of the Disclosure Letter (the “RCF”). Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Company and its Subsidiaries be required to (a) issue any prepayment or termination notice pursuant to the immediately preceding sentence unless such prepayment or termination notice is conditioned upon the occurrence of the Closing or (b) prepay or terminate the RCF prior to the occurrence of the Closing. The Purchaser shall deposit or cause to be deposited funds with the administrative agent or lenders under the RCF sufficient to fund any prepayment or termination of the RCF no later than the applicable redemption time (subject to the occurrence of the Closing).
Section 7.14    Termination of Swaps. The Sellers shall cause the Company and its Subsidiaries to use commercially reasonable efforts to deliver to the Purchaser at the Closing customary termination statements or termination confirmations with respect to any interest rate swaps, hedges or similar agreements set forth on Schedule 7.14 of the Purchaser Disclosure Letter. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Company and its Subsidiaries be required to (a) issue any termination notice pursuant to the immediately preceding sentence unless such termination notice is conditioned upon the occurrence of the Closing or (b) terminate any interest rate swap, hedge or similar agreement prior to the occurrence of the Closing. The Purchaser shall deposit or cause to be deposited funds with the swap counterparty sufficient to fund any termination payment no later than the applicable termination time (subject to the occurrence of the Closing).

ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.1    Mutual Conditions. The respective obligations of each of the parties are subject to satisfaction or waiver, at or prior to the Closing Date, of the condition that at the Closing Date, there being in effect no temporary, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Proposed Transaction.
Section 8.2    Conditions of Purchaser. The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)    the Fundamental Representations and the second sentence of Section 5.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects only as of such specific date);
(b)    the other representations and warranties of the Sellers (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except, in the case of this Section 8.2(b), where the failure of any such representation or warranty to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except where the failure of any such representation or warranty to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);
(c)    the Sellers shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date;
(d)    no fact, circumstance, occurrence, change or event shall have occurred after the date of this Agreement and be continuing as of the Closing Date which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(e)    the Purchaser shall have received a certificate of an executive officer of each Seller, certifying that the conditions set forth in Sections 8.2(a), (b), (c) and (d) have been satisfied; and
(f)    the Seller AS Shareholder Authorization shall have been obtained.
Section 8.3    Conditions of Sellers. The obligations of the Sellers to consummate the Closing shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true would not reasonably be expected to prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement);
(b)    the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
(c)    the Sellers shall have received a certificate of an executive officer of the Purchaser, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

Section 8.4    Waiver of Conditions. The conditions set forth in Section 8.1 may only be waived by written notice from the party waiving such condition. The conditions set forth in Section 8.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 8.3 may only be waived by written notice from the Seller Representative.

ARTICLE IX

TERMINATION
Section 9.1    Termination. Subject to Section 4.1(c), this Agreement may be terminated at any time prior to the Closing:
(a)    by either the Seller Representative or the Purchaser if the Closing has not occurred by December 1, 2015 (the “Outside Date”); provided, however, that in the event on the Outside Date the conditions to Closing set forth in Section 8.2(f) shall not have been satisfied, then the Purchaser shall have the right, by delivering written notice to the Seller Representative on or prior to the then-scheduled Outside Date, to extend the Outside Date on one or more occasions up to an aggregate of an additional two (2) months; provided, further, that in the circumstances that the Purchaser shall have the right to elect to effect an Alternate Purchase and Sale pursuant to Section 4.1(a) and the Purchaser shall have made a timely election on or before January 31, 2016, the “Outside Date” shall mean the later of (i) January 31, 2016 and (ii) the fifth (5th) Business Day following the date on which the Purchaser makes such election; and provided, further, the right to terminate this Agreement under this Section 9.1(a) will not be available to the Purchaser if its failure, or the Seller Representative if any Seller’s failure, to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date;
(b)    by the Seller Representative, in the circumstances that the Purchaser has the right to elect to effect an Alternate Purchase and Sale pursuant to Section 4.1(c) and the Purchaser shall not have made a timely election on or before January 31, 2016;
(c)    by either the Seller Representative or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Proposed Transaction that will have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to the Purchaser if its actions, or the Seller Representative if any Seller’s actions, resulted in an injunction or other order that had the effect of restraining, enjoining or otherwise prohibiting the Proposed Transaction;
(d)    by the Purchaser if any Seller shall have breached any of its or their representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date, or if capable of being cured, is not cured by any Seller within ten (10) Business Days following notice of such breach to the Seller Representative and (ii) would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date;
(e)    by the Seller Representative if the Purchaser shall have breached any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date or if capable of being cured, is not cured by the Purchaser within ten (10) Business Days following notice of such breach to the Purchaser and (ii) which would result in any of the conditions in Section 8.3 not being satisfied by the Outside Date; or
(f)    by the mutual written consent of the Seller Representative and the Purchaser.
Section 9.2    Effect of Termination. In the event of termination of this Agreement under Section 9.1 by written notice to the other parties, this Agreement will become void and there will be no liability on the part of any party to this Agreement except that (a) nothing in this Agreement will relieve any party to this Agreement from liability for fraud or any willful and material breach by such party of the terms and provisions of this Agreement and (b) Article XI and the agreements of the Sellers and the Purchaser contained in this Section 9.2 and the Confidentiality Agreement shall survive termination of the Agreement.

ARTICLE X

SURVIVAL
Section 10.1    Survival. The representations and warranties contained in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall terminate and not survive the Closing; provided, that the Fundamental Representations and the Purchaser Fundamental Representations shall survive until the fourth (4th) anniversary of the Closing Date. The sole and exclusive remedy of the Purchaser in respect of any and all rights and claims for any breach of representation or warranty, other than a Fundamental Representation, is the right to terminate this Agreement prior to the Closing pursuant to Article IX. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing and, except in the case of fraud, no party shall have any liability with respect thereto from and after the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.
Section 10.2    Cap on Liability. The aggregate amount to be paid by each Seller to the Purchaser under all claims for breach of the Fundamental Representations together shall be limited to the amount of the Purchase Price allocable to such Seller under the Seller Allocation Schedule.

ARTICLE XI

MISCELLANEOUS
Section 11.1    Announcements.
(a)    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Purchaser and the Seller Representative. Following such initial press release and until the Closing, the parties hereto will consult with each other before issuing press releases or otherwise making any public statements or communicating with the employees of the Target Companies with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval will not be unreasonably withheld or delayed); provided, however, the foregoing shall not prevent the Purchaser from extending offers of employment or engagement to Company Personnel, or otherwise communicating with Company Personnel regarding employment or services following the Closing.
(b)    The restriction in Section 11.1(a) shall not apply (i) to communications by a Seller to its direct or indirect investors, (ii) to internal announcements made by any party to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated hereby or (iii) to the extent the public announcement is required (A) by Law or any Governmental Authority or (it being understood and agreed that the Purchaser shall be permitted to file a copy of this Agreement and a description thereof on Form 8-K under the Securities Exchange Act of 1934, as amended, in connection with the execution of this Agreement and the consummation of the Proposed Transaction) or (B) by a party to enforce the terms of this Agreement; provided, however, that in the case of clause (b)(iii)(A) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
Section 11.2    Assignment. This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Sellers, or (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, but in the case of clause (b), no such assignment will relieve the Purchaser of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 11.3    Specific Performance. Each party acknowledges and agrees that the other parties may be irreparably damaged if this Agreement is not performed in accordance with its terms and that any breach of this Agreement and the non-consummation of the Proposed Transaction may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at Law or equity, that party shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
Section 11.4    Costs and Expenses; Taxes.
(a)    Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.
(b)    The Purchaser shall be responsible for the preparation and filing (and all costs related thereto) of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes (including any real property transfer or similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby. The Purchaser shall be responsible for any and all such Taxes.
(c)    Any refunds of Taxes plus any interest received with respect thereto from the applicable Tax Authorities for any period shall be for the benefit of the Purchaser. In the event that a Tax Authority determines a deficiency in any Tax, the Purchaser shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

Section 11.5    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing in English and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed) or email at the address listed below (receipt confirmed) or one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid). Such notices, demands and other communications will be sent to the Purchaser and the Sellers at the addresses indicated below, unless another address has been previously specified in writing by such party in compliance with this notice provision:
If to Seller S.à.r.l., to:
SalarLux Parent S.a.r.l.
488, route de Longwy
L-1940 Luxembourg
Fax: +352 26 86 81 81
Email: Cedric.Pedoni@permira.com
Attention: Cédric Pedoni
Copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax: 212-735-2000
Email:
Allison.Schneirov@skadden.com
Jon.Hlafter@skadden.com
Attention:
Allison R. Schneirov
Jon A. Hlafter
Copy to (which shall not constitute notice):
Wikborg, Rein & Co. Advokatfirma DA
Kronprinsesse Märthas pl. 1
PO Box 1513 Vika
0117 Oslo
Norway
Fax: +47-22-82-75-01
Email: ADK@wr.no
Attention: Arne Didrik Kjørnæs
If to Seller AS, to:
Salar Invest AS
Postboks 267 Skøyen
0213 Oslo
Norway
Fax: +47-23-29-85-01

Email: Morten.Nordstad@pharmaq.no
Attention: Morten Nordstad

Copy to (which shall not constitute notice):
Advokatfirma DLA Piper Norway DA
Posboks 1364 1513 Vika
0114 Oslo
Norway
Fax: +47-24-13-15-01
Email: Fredrik.Lykke@dlapiper.com
Attention: Fredrik Lykke
If to the Purchaser:
Zoetis Inc.
100 Campus Drive
Florham Park, NJ 07932
Fax: 1-862-703-3943
Email: legalnotices@zoetis.com
Attn: Zoetis General Counsel
Copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax: 212-403-2000
Email:
ARBrownstein@wlrk.com
IKirman@wlrk.com
NBGreenbaum@wlrk.com
Attention:
Andrew R. Brownstein
Igor Kirman
Nancy Greenbaum
Copy to (which shall not constitute notice):
Advokatfirmaet BA-HR DA
Tjuvholmen allé 16,
PO Box 1524 Vika
0117 Oslo
Norway
Fax: +47-21-00-00-51
Email: bgr@bahr.no
Attention: Bjørn Gabriel Reed

Section 11.6    Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement among the parties in respect of the sale and purchase of the Shares and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction. Except in the case of fraud, no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Proposed Transaction which is not expressly set forth in this Agreement.
Section 11.7    Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
Section 11.8    Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile or electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which is an original but all of which taken together shall constitute one and the same instrument.
Section 11.9    Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Purchaser and the Seller Representative.
Section 11.10    Severability. Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Section 11.11    Third Party Beneficiaries. A person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder. Notwithstanding the foregoing, the Seller Representative is an intended third party beneficiary with respect to the provisions of Section 7.8.
Section 11.12    Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 11.13    Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE,

AND HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH SUIT, ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS. EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS, ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5. NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
This Section 11.13 shall not apply to any dispute under Article III that is required to be decided by the Settlement Accountant.
Section 11.14    Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Wikborg, Rein & Co. Advokatfirma DA (“Wikborg Rein”) have been engaged by the Sellers to represent them in connection with the Proposed Transaction. The Purchaser (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and a Seller, on the other hand, any of Skadden or Wikborg Rein may represent such Seller in such dispute even though the interests of such Seller may be directly adverse to the Purchaser, the Company or any of their respective Affiliates and even though any of Skadden or Wikborg Rein may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company and (b) waives any conflict in connection therewith. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Skadden or Wikborg Rein, the Target Companies and/or the Sellers (including any of their respective directors, officers or employees) that relate in any way to this Agreement or the transactions contemplated hereby, including the Proposed Transaction and are subject to the attorney-client privilege, none of the Purchaser, the Company or any of their respective Affiliates shall introduce such communication as evidence in any proceeding in support of a claim against a Seller relating to the transactions contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by any of Skadden or Wikborg Rein to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed).
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
SALARLUX PARENT S.À.R.L.:
By:     /s/ OLA NORDQUIST
Name: Ola Nordquist
Title: Manager

SALAR INVEST AS:
By:     /s/ MORTEN NORDSTAD
Name: Morten Nordstad
Title: Chairman

ZOETIS INC.:
By:     /s/ JUAN RAMÓN ALAIX
Name: Juan Ramón Alaix
Title: Chief Executive Officer